Exhibit 10.1

FIRST INTERNET BANCORP
2013 EQUITY INCENTIVE PLAN
MANAGEMENT INCENTIVE AWARD AGREEMENT
RESTRICTED STOCK UNITS
This Award Agreement (“Award Agreement”), dated as of                 , is by and between First Internet Bancorp, an Indiana corporation (the “Company”), and the participant designated below (“Participant”). Unless otherwise defined herein, the terms defined in the First Internet Bancorp 2013 Equity Incentive Plan (the “Plan”), shall have the same defined meanings in this Award Agreement.

I.	NOTICE OF GRANT
The Company has granted the Participant an Award of Stock Units (designated as “Restricted Stock Units”), subject to the terms and conditions of the Plan and this Award Agreement. By executing this Award Agreement and delivering it to the Company, the Participant is accepting the terms and conditions of this Award.

Participant
Service Year
Date of Grant
Number of Restricted Stock Units Granted
Earning of Restricted Stock Units
Vesting Schedule

II.     TERMS AND CONDITIONS
1.Grant of Award. The Company hereby grants to the Participant the number of Restricted Stock Units set forth in the Notice of Grant, subject to the terms and conditions of the Plan, which are incorporated herein by reference. Each Restricted Stock Unit is a bookkeeping entry that represents an unfunded, unsecured right to receive one Share, subject to the terms and conditions of the Plan and this Award Agreement.

2.Account for Restricted Stock Units, Cash Dividends, Share Dividends, and Stock Splits. The Company will establish a bookkeeping account (the “Account”) in the Participant’s name and will initially credit to the Account the number of Restricted Stock Units granted.
a.If, prior to the settlement of all Restricted Stock Units pursuant to the Agreement, the Company declares a cash or stock dividend on its Shares, then, on the payment date of the dividend, the Account will be credited with an amount equal to the dividends that would have been paid to the Participant if one Share had been issued on the Date of Grant for each Restricted Stock Unit in the Account (collectively, the “Dividend Equivalents”).
b.Dividend Equivalents will be withheld by the Company in the Account without interest. All Dividend Equivalents will be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and will be paid and/or settled on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 5 hereof.
c.Any stock dividends paid on or additional Shares issued with respect to the Company’s Shares will be credited to the Account as an equivalent number of additional Restricted Stock Units. Such additional Restricted Stock Units will also be eligible for Dividend Equivalents as any further dividends are declared.

3.Performance Conditions.
a.The Restricted Stock Units will be earned if both of the following performance conditions have been satisfied, as determined by the Compensation Committee of the Board of Directors (the “Committee”): (i) the Company has reported positive net income for the Service Year (determined without taking into account any expenses attributable to raising capital); and (ii) the Company has declared a dividend for the Service Year and the dividend equals or exceeds the dividend for the immediately preceding calendar year. If the performance conditions are not satisfied for the Service Year, the Restricted Stock Units will be forfeited and cancelled.
b.In addition, it shall be a condition precedent to the vesting of the Restricted Stock Units in any Vesting Year that the First Internet Bank of Indiana receive a satisfactory regulatory review for the most recent completed fiscal year, as determined by the Committee.

Exhibit 10.1

4.Vesting. Unless otherwise provided in this Award Agreement or in the Plan, the earned Restricted Stock Units shall become fully vested and nonforfeitable in three installments in accordance with the Vesting Schedule set forth in the Notice of Grant, but only if (a) the Participant is still employed on that date or has experienced, after the Date of Grant, death, disability, or separation from service after reaching age 65 and (b) if the Company has achieved positive net income for the previous calendar year, as shown on the Company’s financial reports. If one of the vesting conditions for a vesting year is not satisfied, that portion of the Restricted Stock Units will be forfeited and cancelled.

5.Payment of Restricted Stock Units. When a portion of the Restricted Stock Units vests, the Participant will receive payment of that portion of the Restricted Stock Units as soon as reasonably practicable, and in any event within two and one-half months, following the applicable vesting date. Upon the payment date, the Participant will receive one Share for each Restricted Stock Unit in the Participant’s Account and cash equal to the accumulated cash credits to the Account.

6.Voting. The Participant shall have no right to vote the Restricted Stock Units.

7.Withholding. In connection with the settlement of the Restricted Stock Units and any Dividend Equivalents, the Company shall have the right to require Participant to pay an amount in cash sufficient to cover any tax, including any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such payment (“Withholding Tax”), or by having the Company withhold Shares that would otherwise be deliverable with respect to the Award.

8.Change in Control. As provided in the Plan, upon the occurrence of a Change in Control, the Restricted Stock Units may vest prior to the time provided for under the Vesting Schedule set forth in the Notice of Grant and may be paid at a time other than the payment date described above.

9.Recoupment. In the event of a restatement of the Company’s consolidated financial statements, the Committee shall have the right to take appropriate action to recoup from the Participant all or any portion of this Award which would not have been earned, vested or paid if based on the restated financial statements for the applicable period. This Section 9 shall become ineffective at such time as the Company adopts a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) which applies to the Participant. Any amounts required to be repaid hereunder shall be adjusted to take into account any taxes that the Participant has already paid. The Company shall be permitted to request any recoupment for three (3) years after the Award has been fully vested and paid (unless a longer period is required pursuant to Dodd-Frank).

10.Prohibition on Assignment. Except as otherwise provided in this Award Agreement or the Plan, the Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber the Restricted Stock Units, or any interest therein, until paid to the Participant in the form of shares of Company common stock, and any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Award Agreement or the Plan will be void and of no effect.

11.Tax Consequences. THE PARTICIPANT SHOULD CONSULT A TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF RECEIVING THE AWARD AND THE EARNING, VESTING, AND PAYMENT OF RESTRICTED STOCK UNITS UNDER THE PLAN AND THIS AGREEMENT.

12.Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Indiana.

13.Notices. All notices and other communications required or permitted under this Award Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Indianapolis, Indiana, and if to the Participant or his or her successor, to the residence address last furnished by the Participant to the Company. Notwithstanding the foregoing, the Company may authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail (e-mail). Participant agrees to notify the Company upon any change in the Participant’s residence address.

14.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD DOES NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

Exhibit 10.1

15.Plan Controlling. In the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock or Restricted Stock Units, as elected below, subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.
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Exhibit 10.1

The Company and the Participant have executed this Award Agreement as of the date first written above.

PARTICIPANT	FIRST INTERNET BANCORP By: Name: Title: